SNR Denton US LLP Two World Financial Center New York, NY 10281-1008	T +1 212 768 6700 F +1 212 768 6800 snrdenton.com

September 20, 2011

PharmAthene, Inc.
One Park Place
Suite 450
Annapolis, MD 21401

Re:           Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to PharmAthene, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (File No. 333-176607), as being amended contemporaneously herewith  (such registration statement, as amended and as it may be further amended, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), covering the resale of an aggregate of up to 4,840,328 shares (the “Registered Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), consisting of (i) up to 2,267,553 shares of Common Stock  that were issued upon conversion of the Company’s 10% convertible notes (the “Issued Shares”) and (ii)  up to 2,572,775 shares of Common Stock issuable upon exercise of the related warrants (the “Warrant Shares”).  The Registered Shares have been included in the Registration Statement for the account of the persons identified therein as the Selling Stockholders.

We are delivering this opinion to you at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with rendering this opinion, we have examined originals, certified copies or copies otherwise identified as being true copies of the following:

(a)           the Registration Statement;

(b)           the Amended and Restated Certificate of Incorporation of the Company, as amended;

(c)           the By-Laws of the Company, as amended;

(d)           corporate proceedings of the Company relating to the issuance of the Registered Shares; and

(e)           such other instruments and documents as we have deemed relevant or necessary in connection with our opinions set forth herein.

In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date.

Based on and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

PharmAthene, Inc. September 20, 2011 Page 2

1.   The Issued Shares have been duly and validly authorized and issued and are fully paid and non-assessable.

2.   The Warrant Shares have been duly and validly authorized and, when issued and paid for in accordance with the terms of the Warrants, will be duly and validly issued, fully paid and non-assessable.

We express no opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware (including the Delaware General Corporation Law and applicable provisions of the Delaware constitution, as well as reported judicial decisions interpreting same, but excluding local laws) and the federal laws of the United States of America.

We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. We do not, by giving such consent, admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SNR Denton US LLP

SNR Denton US LLP